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                    May 14, 2020

       Mindy K. West
       Executive Vice President, Fuels and Chief Financial Officer
       Murphy USA Inc.
       200 Peach Street
       El Dorado, Arkansas 71730

                                                        Re: Murphy USA Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 18,
2020
                                                            File No. 001-35914

       Dear Ms. West:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services